Exhibit 10.1

EXECUTION COPY

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), dated this 18th day of April, 2007 (“Effective Date”), is by and between Regis Corporation, a Minnesota corporation with its address at 7201 Metro Boulevard, Minneapolis, MN 55439 (“Regis”), and Empire Beauty School Inc., a Pennsylvania corporation with its address at 396 Pottsville-St. Claire Highway, Pottsville, Pennsylvania 17901 (“Empire”).

BACKGROUND

A.            Regis and Empire have entered into a certain Contribution Agreement dated of even date herewith (the “Contribution Agreement”), pursuant to which Regis and Empire will each contribute their respective cosmetology school business to a new entity principally owned by Regis and Empire, subject to the fulfillment of certain conditions set forth in the Contribution Agreement.  The business to be contributed by Regis is the “Regis Business” (as defined in the Contribution Agreement).

B.            Empire has been engaged in the ownership and operation of cosmetology schools for several years and has significant management expertise in, and administrative infrastructure designed for, the management of cosmetology schools.

C.            In anticipation of the consummation of the transaction under the Contribution Agreement and in consideration of the mutual covenants of the parties contained in the Contribution Agreement and contained herein, Regis desires for Empire to provide certain consulting services in connection with the operation by Regis of the Regis Business, and Empire is willing to provide such services, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, Regis and Empire agree as follows:

1.             Consulting Services.

(a)           During the Consulting Term (as hereinafter defined), Empire shall conduct a review of the operations of the Regis Business, and shall make recommendations for improvements to such operations, including, but not limited to, in the areas of operations described on Schedule I hereto.  The services to be provided by Empire hereunder shall be provided by Frank Schoeneman (“Schoeneman”), Chief Executive Officer of Empire and Michael Bouman (“Bouman”), President and Chief Operating Officer of Empire, or such other qualified employees or agents of Empire as designated by Schoeneman or Bouman.  Empire shall, to the extent the parties deem appropriate, also assist in the implementation of Empire’s recommendations.  The services to be provided by Empire hereunder are hereinafter referred to as the “Services.”

(b)           Notwithstanding any other provision of this Agreement, Empire shall not have any authority and shall not be responsible for the management of any of Regis’s policies,

operations or administration of Title IV federal and/or state financial assistance funds, student financial assistance programs or any agreements with any state or federal agencies relating to such programs and Regis shall retain and be responsible for the management of such programs and the compliance with all such agreements.

2.             Regis Obligations.  Regis will, either directly or through its subsidiaries that conduct the Regis Business (“Regis Subsidiaries”), continue to employ the faculty and staff necessary to conduct the day to day operations of the Regis Business.  Regis will, and will cause each Regis Subsidiary to, cooperate with Empire and provide such information and data, and access to personnel and facilities, as is reasonably requested by Empire to perform the Services hereunder.

3.             Regis Liaison.  Regis shall designate an employee (“Regis Liaison”) of sufficient knowledge of the Regis Business and the cosmetology industry to act as liaison with Empire to facilitate the provision of the Services and to receive Empire’s recommendations, who shall be vested with all necessary status and authority to fulfill that responsibility.  The initial Regis Liaison shall be Mark Foslund.  Empire will, on a regular basis during the Consulting Term, consult with and report to the Regis Liaison regarding the discharge of its duties hereunder, its findings regarding, and its recommendations with respect to, the Regis Business, and such other matters as the parties deem appropriate.

4.             Term.  The term of this Agreement (“Consulting Term”) shall commence as of the Effective Date and shall continue until the earlier to occur of (i) the consummation of the Closing (as defined in the Contribution Agreement), (ii) the termination of the Contribution Agreement without the consummation of the Closing, or (iii) written notice from either party to the other that it elects to terminate this Agreement.

5.             Liability.  It is expressly understood by the parties hereto, that notwithstanding anything herein to the contrary, Empire’s obligations under this Agreement shall be to serve as a consultant and limited to the provision of the Services and that Empire does not assume, and shall not be responsible for, any of the operations of the Regis Business, or any liabilities, claims, demands or any other obligations whatsoever relating to the Regis Business.  Neither Empire nor any director, officer, employee, agent or representative of Empire (collectively with Empire, the “Empire Parties”) shall (i) have any obligation to act for or on behalf of Regis nor (ii) be liable, responsible or accountable in damages or otherwise to Regis, any Regis Subsidiary, or any of their respective directors, officers, employees or shareholders, for any action taken in performing the Services, unless such action constitutes gross negligence or willful misconduct or a breach of this Agreement.  The provisions of this Section 5 shall survive the termination of this Agreement and shall inure to the benefit of the Empire Parties and their successors and assigns.

6.             Indemnification.  Regis shall indemnify, defend and hold harmless the Empire Parties from any and all liabilities, judgments,  actions, claims, causes of action, demands, losses, damages, costs and expenses (including reasonable attorneys fees and expenses) (collectively “Losses”) threatened against, incurred or suffered by any Empire Party in connection with a claim brought by Regis or any third party (but not any claim brought by another Empire Party) arising from or by reason of the provision of the Services under this

Agreement except to the extent any of such Losses arise from the gross negligence or willful misconduct of the Empire Party or a breach of this Agreement by any Empire Party.  The provisions of this Section 6 shall survive the termination of this Agreement and shall inure to the benefit of the Empire Parties and their successors and assigns.

7.             Confidentiality.

(a)                                  For purposes of this Agreement all information regarding Regis or the Regis Business that is (i) provided to an Empire Party by Regis, a Regis Subsidiary or one of their respective representatives in furtherance of the performance of Services, or (ii) obtained by an Empire Party in performing the Services, shall be treated as “Confidential Information.”  Notwithstanding the foregoing, no such information shall be deemed Confidential Information if it:  (a) is at the time of disclosure or thereafter becomes available to the general public other than as a result of disclosure by an Empire Party; (b) becomes available to an Empire Party on a nonconfidential basis from a source (other than Regis, a Regis Subsidiary or one of their respective representatives), provided that the Empire Party does not know of any restrictions on the rights of such source to disclose it or (c) was known to or in the possession of an Empire Party on a nonconfidential basis immediately prior to the time of disclosure.

(b)                                 Except as necessary to provide the Services hereunder, Empire shall not, unless required by law, disclose any of the Confidential Information, in any form to any person, firm, corporation or other entity.  Empire shall safeguard the Confidential Information to the same extent that it safeguards its own confidential materials or data relating to its own business, but always at least with a reasonable degree of care.  Empire shall not use the Confidential Information for any purpose not directly related to the Services. The provisions of this Section 7 shall survive the termination of this Agreement and shall inure to the benefit of the Regis and its successors and assigns.

8.             Independent Contractor; Lack of Authority.  It is understood and agreed that Empire is an independent contractor under this Agreement.  Nothing herein shall be deemed to constitute a partnership or joint venture between the parties hereto or to create an employer/employee relationship between any of Regis’ or any Regis Subsidiary’s employees and Empire on the one hand, or any of Empire’s employees and Regis or any Regis Subsidiary on the other hand.  Empire is not an agent of Regis and has no authority whatsoever to obligate Regis by contract or otherwise and will not represent anything to the contrary to any third party.

9.             Non-Solicitation.  During the Consulting Term, and if the Contribution Agreement is terminated without the consummation of the Closing, for one year thereafter, Regis will not directly or indirectly employ any person who is an employee of Empire as of the Effective Date or who becomes an employee of Empire during the Consulting Term, or directly or indirectly solicit, induce or attempt to induce, any such employee of Empire to terminate his or her employment with Empire.  During the Consulting Term, and if the Contribution Agreement is terminated without the consummation of the Closing, for one year thereafter, Empire will not directly or indirectly employ any person who is an employee of Regis or any

Regis Subsidiary as of the Effective Date or who becomes an employee of Regis or any Regis Subsidiary during the Consulting Term, or directly or indirectly solicit, induce or attempt to induce, any such employee of Regis or any Regis Subsidiary to terminate his or her employment with Regis or any Regis Subsidiary.  Each party acknowledges that a breach of its obligations under this Section 9 will result in irreparable and continuing damage to the other party for which there will be no adequate remedy at law; and agrees that in the event of any breach of the aforesaid obligations, the non-breaching party and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper.

10.           Delay.  Neither party shall be liable to the other on account of any failure to perform or on account of delay in the performance of any obligation under this Agreement if and to the extent that such failure or delay shall be due to a cause beyond the control of such party and that, by the exercise of reasonable diligence, such party could not reasonably have been expected to avoid.  In no event shall Empire be liable to Regis for any delay in performance occasioned by strikes or other labor or personnel difficulties.

11.           Miscellaneous.

(a)           None of the rights or obligations hereunder shall be assignable by either party hereto without the express written consent of the other party hereto.

(b)           This Agreement is the entire agreement of the parties with respect to the provision of the Services by Empire, and supersedes all prior or contemporaneous agreements, arrangements, and understandings, whether oral or written, regarding such subject matter.  No changes in, modifications of, or additions to this Agreement shall be valid unless the same shall be in writing and signed by both parties.

(c)           If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of competent jurisdiction, the remaining provisions shall be severable and enforceable in accordance with their terms.

(d)           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(e)           This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without regard to conflicts of laws principles.

(f)            No failure or delay on the part of a party in exercising any right hereunder shall operate as a waiver of, or impair, any such right.  No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right.  No waiver of any such right shall be deemed a waiver of any other right hereunder.

(g)           All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or sent by facsimile (with confirmed receipt), or by nationally recognized delivery service.  Any such notice shall be effective upon delivery.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

REGIS CORPORATION

By:	/s/ Paul D. Finkelstein
Name: Paul D. Finkelstein
Title: Chairman and CEO

EMPIRE BEAUTY SCHOOL INC.

By:	/s/ Franklin K. Schoeneman
Name: Franklin K. Schoeneman
Title: Chief Executive Officer

Schedule I

The following sets forth the initial areas of the Regis Business that the parties intend for Empire to review as part of the Services:

•                  Recommendations regarding hiring of all new or vacant positions and related compensation determinations;

•                  Recommendations regarding personnel terminations and timing of such terminations;

•                  Recommendations with respect to the development and implementation of a uniform Code of Conduct and Ethics Policy;

•                  Recommendations with respect to internet lead development activities;

•                  Recommendations with respect to call-routing and lead distribution;

•                  Consideration of allowing access by students within the Regis Business to Empire’s on-line suggestion box;

•                  Participation by all Regis general managers, school directors and admission representatives in profile testing and interviews;

•                  Off-site training in the areas of admissions, operations, and database;

•                  Consideration of allowing access by Regis-school-based management to Empire’s portal for improved communications as well as access to manuals, forms, and policies; and

•                  Provision to school-based management of access to Empire’s e-mail server.